Exhibit 3.2

HOSPITALITY INVESTORS TRUST, INC.
ARTICLES SUPPLEMENTARY
REDEEMABLE PREFERRED SHARE

Hospitality Investors Trust, Inc., a Maryland corporation (the “Company”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Under a power contained in Article V of the charter of the Company (the “Charter”), the Board of Directors of the Company (the “Board of Directors”) has by resolutions reclassified and designated one (1) authorized but unissued Preferred Share (as defined in the Charter) as a separate series of Preferred Shares, such series to be designated as the “Redeemable Preferred Share,” such Redeemable Preferred Share to have the designation, number, preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, terms and conditions of redemption and other terms and conditions as set forth below. For the avoidance of doubt, upon the filing and acceptance for record by the State Department of Assessments and Taxation of Maryland of these Articles Supplementary, these Articles Supplementary shall be part of the Charter.

SECOND: The Redeemable Preferred Share referred to in Article First of these Articles Supplementary shall have the following designation, number, preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, terms and conditions of redemption and other terms and conditions:

Redeemable Preferred Share, $0.01 par value per share

Section 1. Certain Definitions. As used in this Article Second, the following words and terms shall have the following meanings (with words and terms defined in the singular having comparable meanings when used in the plural):

“Action” shall mean any action, claim, hearing, charge, complaint, demand, challenge, suit, proceeding or investigation.

“Additional Redeemable Preferred Director” shall have the meaning set forth in Section 6(b).

“Affiliate” of any Person shall mean any other Person directly or indirectly controlling or controlled by or under common control with such Person. For purposes of this definition, “control” when used with respect to any Person has the meaning specified in Rule 12b-2 under the Exchange Act (including SEC and judicial interpretations thereof); and the terms “controlling” and “controlled” shall have meanings correlative to the foregoing.

“Annual Business Plan” shall mean the consolidated annual business plan (including the annual operating and capital budget) of the Company and its Subsidiaries, as approved in connection with each fiscal year in accordance with Section 6(j) of these Articles Supplementary and including the items set forth in Exhibit J to the Securities Purchase Agreement.

“Approved Independent Director” shall have the meaning set forth in Section 6(h).

“Articles Supplementary” shall mean these Articles Supplementary classifying and designating the Redeemable Preferred Share.

“AS Suspended Rights” shall have the meaning set forth in the Securities Purchase Agreement.

“Bankruptcy Law” shall mean Title 11, United States Bankruptcy Code of 1978, as amended, or any similar United States federal or state law relating to bankruptcy, insolvency, receivership, winding-up, liquidation, reorganization or relief of debtors or any amendment to, succession to or change in any such law.

“Board Increase Election” shall have the meaning set forth in Section 6(b).

“Brookfield” shall mean Brookfield Strategic Real Estate Partners II Hospitality REIT II LLC.

“Business Day” shall mean each day, other than a Saturday or a Sunday, which is not a day on which banking institutions in New York are authorized or required by law, regulation or executive order to close.

“Bylaws” shall mean the bylaws of the Company, as amended from time to time, subject to the provisions of these Articles Supplementary.

“Class C Deferred Distribution Units” shall have the meaning set forth in the Limited Partnership Agreement.

“Class C Unit Holder” shall have the meaning set forth in the Limited Partnership Agreement.

“Code” shall mean the United States Internal Revenue Code of 1986, as amended from time to time.

“Common Shares” shall have the meaning set forth in the Charter.

“Company” shall have the meaning set forth in Article I of the Charter. For the avoidance of doubt, references herein to the Company shall exclude any of the Company’s Subsidiaries except as expressly provided otherwise.

“Company Executive Officer” shall mean an Executive Officer of the Company who would be required to be disclosed in the Company’s periodic reports filed with the SEC pursuant to Item 401 of Regulation S-K.

“Competing Businesses” shall have the meaning set forth in Section 8.

“Conflicts Committee” shall have the meaning set forth in Section 6(g).

“Convertible Preferred Units” shall mean the Class C Units (as defined in the Limited Partnership Agreement) of the Operating Partnership.

“CPU Redemption Satisfaction Date” shall have the meaning set forth in Section 6(b).

“Director” shall mean any member of the Board of Directors of the Company.

“Equity Interest” shall mean, with respect to any Person, (i) any capital stock, shares, partnership, limited liability company, membership or other equity interests or units in (whether general or limited) or other security of or voting interests in such Person of any class or nature, (ii) any security, right or instrument convertible into, exercisable for, exchangeable for or evidencing the right to purchase or subscribe to any shares of capital stock, partnership, LLC, membership or other equity interests or units in (whether general or limited) or other security of or voting interests in such Person (or cash based on the value of any such security), (iii) any other interest or participation right that confers on a Person the right to receive a share of the profits and losses or distribution of assets of the issuing entity, and (iv) any right, warrant, option, redemption, purchase or repurchase right or any other right to acquire any of the foregoing described in clauses (i) through (iii).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Executive Officer” of a Person shall mean a president, any vice president in charge of a principal business unit, division, or function (such as sales, administration or finance), any other president, vice president, secretary, treasurer or principal financial officer, controller or principal accounting officer, and any Person routinely performing corresponding functions with respect to any organization, whether incorporated or unincorporated, who performs a policy making function for the Person or any of its Subsidiaries, and any other Person performing similar policy-making functions.

“Family Member” of a Person shall mean the Person’s child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law, and any other Person (other than a tenant or employee) sharing the household of the specified Person.

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“Follow-On Funding” shall have the meaning set forth in the Securities Purchase Agreement.

“Framework Agreement” shall have the meaning set forth in the Securities Purchase Agreement.

“Full Redemption” shall have the meaning set forth in the Limited Partnership Agreement.

“Fundamental Sale Transaction” shall have the meaning set forth in the Limited Partnership Agreement.

“Funding Cure” shall have the meaning set forth in the Securities Purchase Agreement.

“Funding Failure” shall have the meaning set forth in the Securities Purchase Agreement.

“Funding Failure Final Determination” shall have the meaning set forth in the Securities Purchase Agreement.

“GAAP” shall mean generally accepted accounting principles in the United States, consistently applied.

“Indebtedness” shall mean, for any Person at the time of any determination, without duplication, all obligations, contingent or otherwise, of such Person that, in accordance with GAAP, should be classified upon the balance sheet of such Person (or in the notes thereto) as indebtedness, but in any event including: (i) all obligations for borrowed money; (ii) all obligations arising from installment purchases of Property or representing the deferred purchase price of Property or services in respect of which such Person is liable, contingently or otherwise, as obligor or otherwise (other than trade payables incurred in the ordinary course of business on terms customary in the trade); (iii) all obligations evidenced by notes, bonds, debentures, acceptances or instruments, or arising out of letters of credit or bankers’ acceptances issued for such Person’s account; (iv) all obligations for borrowed money, whether or not assumed, secured by any Lien or payable out of the proceeds or rent from any Property or assets now or hereafter owned or acquired by such Person; (v) all obligations of any type described in this definition which such Person is obligated pursuant to a guaranty, without duplication of the underlying obligations; (vi) all obligations under leases required to be capitalized in accordance with GAAP (other than any such obligations incurred in the ordinary course of business); (vii) all obligations for which such Person is obligated pursuant to any interest rate swap, interest rate cap, interest rate collar, or other interest rate hedging agreement or arrangement or other derivative agreements or arrangements; and (viii) any accrued interest, premiums, penalties and other fees and expenses required to be paid in respect of the foregoing; provided, however, that Indebtedness for the Company and its Subsidiaries shall not include the Redeemable Preferred Share or the Convertible Preferred Units; provided, that for purposes of Section 6(i)(iii) hereof: (a) clause (vii) of this definition shall not include any interest rate swap, interest rate cap, interest rate collar, or other interest rate hedging agreement or arrangement or other derivative agreements or arrangements related to Indebtedness of the Company and its Subsidiaries (1) existing as of January 12, 2017 or (2) the incurrence of which is approved in accordance with Section 6(i)(iii) or otherwise expressly permitted hereunder and (b) clause (viii) hereof shall be disregarded.

“Independent Director” shall have the meaning set forth in the Charter.

“Investor Parties” shall have the meaning set forth in Section 8.

“Issue Date” shall mean the date on which the Redeemable Preferred Share is issued by the Company.

“Key Person” shall mean either (a) any Company Executive Officer or (b) any other officer of the Company or other member of management of the Company earning total annual base salary cash compensation in an amount equal to or greater than three hundred thousand dollars ($300,000), including, in the case of each of (a) and (b), any person who becomes a Key Person as a result of being hired or promoted.

“Lien” shall mean any mortgage, deed of trust, lien (statutory or otherwise), pledge, hypothecation, easement, restrictive covenant, preference, security interest, option, defect in title, preemptive right, right of first offer or refusal or any other encumbrance, charge or transfer restriction, or any agreement to enter into or create any of the foregoing, on or affecting all or any portion of any Property or any interest therein, or any direct or indirect interest in the Company or any of its Subsidiaries, including any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement, and mechanic’s, materialmen’s and other similar liens and encumbrances.

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“Limited Partnership Agreement” shall mean that certain Amended and Restated Agreement of Limited Partnership of the Operating Partnership, as amended by the First Amendment dated as of August 7, 2015 and the Second Amendment dated as of November 11, 2015, as amended and restated as of the Issue Date in connection with the transactions contemplated by the Securities Purchase Agreement, and as such agreement may be amended and/or amended and restated from time to time.

“Marketed Properties” shall have the meaning set forth in the Securities Purchase Agreement.

“OP Unit” shall mean a partnership unit of the Operating Partnership which is designated as an OP Unit pursuant to the Limited Partnership Agreement.

“Operating Partnership” shall mean Hospitality Investors Trust Operating Partnership, L.P., a Delaware limited partnership.

“Permitted Redemption Date” means the date that is fifty-seven (57) months from the Issue Date.

“Permitted Variances” shall have the meaning set forth in the Limited Partnership Agreement.

“Person” shall mean any individual, partnership, limited partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization or other entity.

“Preferred Share Opt-Out” shall have the meaning set forth in Section 14.

“Preferred Shares” shall have the meaning set forth in the Charter.

“Primary Redeemable Preferred Director” shall have the meaning set forth in Section 6(a).

“Property” shall mean, as of any date of determination, any property acquired, owned or leased by the Company or any of the Company’s Subsidiaries on such date, and all of such properties are collectively referred to herein as the “Properties.”

“Redeemable Preferred Directors” shall have the meaning set forth in Section 6(b).

“Redeemable Preferred Redemption Date” shall mean any date on which a right to redeem the Redeemable Preferred Share shall become exercisable by the Company, which shall be upon the occurrence of any of the following: (a) the first date on which no Convertible Preferred Units remain outstanding and no OP Units with respect to which the Investor has asked to be redeemed remain outstanding pursuant to Section 8.6(a) of the Limited Partnership Agreement (excluding for this purpose any Class C Deferred Distribution Units that may be outstanding at such time); (b) the date of the occurrence of a Sell-Down Event; or (c) the eleventh (11th) Business Day after the date of a Funding Failure Final Determination if there shall not have been a Funding Cure, in accordance with the terms of Section 9(d).

“Redeemable Preferred Share” shall have the meaning set forth in Section 2.

“Redemption Price” shall mean $0.01 per Redeemable Preferred Share.

“Regulations” shall mean the Treasury Regulations promulgated under the Code as such regulations may be amended from time to time (including the corresponding provisions of succeeding regulations).

“SEC” shall mean the Securities and Exchange Commission.

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“Securities Purchase Agreement” shall mean the Securities Purchase, Voting and Standstill Agreement, dated January 12, 2017, by and among the Company, the Operating Partnership and Brookfield, as the same may be amended and in effect from time to time.

“Sell-Down Event” shall have the meaning set forth in the Limited Partnership Agreement.

“Shares” shall mean any shares of stock of the Company of any class or series, including Common Shares, Preferred Shares and the Redeemable Preferred Share.

“Subsequent Closing” shall have the meaning set forth in the Securities Purchase Agreement.

“Subsidiary” shall mean, with respect to any Person, any other Person directly or indirectly controlled by such Person. For purposes of this definition, “control” when used with respect to any Person has the meaning specified in Rule 12b-2 under the Exchange Act (including SEC and judicial interpretations thereof); and the terms “controlling” and “controlled” shall have meanings correlative to the foregoing. For the avoidance of doubt, the Operating Partnership is a Subsidiary of the Company.

“Suspension Period” shall have the meaning set forth in the Securities Purchase Agreement.

“Transaction Documents” shall have the meaning set forth in the Securities Purchase Agreement.

“Trigger Date” shall have the meaning set forth in Section 6(b).

Section 2. Designation and Number. A series of Preferred Shares, designated the Redeemable Preferred Share, $0.01 par value per share (the “Redeemable Preferred Share”), is hereby established. The number of authorized Redeemable Preferred Shares shall be one (1).

Section 3. Rank. Except as provided herein, the Redeemable Preferred Share will rank on parity with the Common Shares and, except as provided herein, will have the same rights with respect to preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, terms and conditions of redemption and other terms and conditions as the Common Shares.

Section 4. Redemption.

(a) General. The Redeemable Preferred Share shall not be redeemable except as set forth in this Section 4.

(b) Redemption. The Redeemable Preferred Share may be redeemed by the Company only for cash at the Redemption Price on or after any Redeemable Preferred Redemption Date, (i) in the case of a right to redeem that is the subject of clause (a) or (c) of the definition of Redeemable Preferred Redemption Date, upon one (1) Business Days’ prior written notice, and (ii) in the case of a right to redeem that is the subject of clause (b) of the definition of Redeemable Preferred Redemption Date, upon three (3) Business Days’ prior written notice, in any such case, by the Company to the holder of the Redeemable Preferred Share of the Company’s election to exercise its right to redeem the Redeemable Preferred Share. Upon payment in full of the Redemption Price to the holder of the Redeemable Preferred Share in accordance with this Section 4(b), the Redeemable Preferred Share shall be deemed to be no longer issued and outstanding.

Section 5. Voting Rights.

(a) General. Except as set forth in this Section 5 or elsewhere in these Articles Supplementary, the holder of the Redeemable Preferred Share shall vote together with the holders of Common Shares as a single class, and not as a separate class, at any annual or special meeting of stockholders of the Company, and may act by written or electronic consent in the same manner as the Common Shares, when voting together with the Common Shares as a single class.

(b) Redeemable Preferred Share Class Vote. Any action, including any amendment to the Charter, including these Articles Supplementary that would alter the terms of the Redeemable Preferred Share or the rights of the holder of the Redeemable Preferred Share shall be subject to a separate class vote of the Redeemable Preferred Share and such action shall not be undertaken, and such amendment shall not be effected, without the approval of the holder of the Redeemable Preferred Share.

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Section 6. Redeemable Preferred Directors.

(a) For so long as the Redeemable Preferred Share is outstanding, the holder of the Redeemable Preferred Share, voting as a separate class, shall have the sole right to nominate and elect two (2) Directors (each such Director and any Director who subsequently replaces such Director in accordance with these Articles Supplementary, a “Primary Redeemable Preferred Director”): (i) at each annual meeting for the election of Directors, (ii) at any special meeting of the holder of the Redeemable Preferred Share called for the purpose of electing the Primary Redeemable Preferred Directors or (iii) at any time by written or electronic consent of the holder of the Redeemable Preferred Share. Notwithstanding the foregoing, prior to the Trigger Date, no Primary Redeemable Preferred Director shall be subject to an event that would require disclosure in the Company’s definitive proxy statement pursuant to Item 401(f) of Regulation S-K promulgated by the SEC.

(b) For so long as the Redeemable Preferred Share is outstanding, if the Company and/or the Operating Partnership fails for any reason (including, but not limited to, the restrictions imposed by operation of Section 17-607 of the Delaware Revised Uniform Partnership Act) to timely redeem all of the Convertible Preferred Units that the holders thereof have elected to have redeemed in accordance with, and subject to the terms of, the Limited Partnership Agreement for a period commencing ninety (90) days following such redemption election (the first day following such period, the “Trigger Date”), then, from the Trigger Date until the date on which the Company and/or the Operating Partnership has redeemed all such Convertible Preferred Units requested to be redeemed (such date, the “CPU Redemption Satisfaction Date”), the holder of the Redeemable Preferred Share shall have the right to elect by written or electronic consent (the “Board Increase Election”) to increase the number of Directors then constituting the Board of Directors by a number of directors that would result in the holder of the Redeemable Preferred Share being entitled to nominate and elect a majority of the members of the Board of Directors (and if the Board Increase Election is made the number of Directors shall automatically then increase by such number) (each such Director and any Director who subsequently replaces such Director in accordance with these Articles Supplementary, an “Additional Redeemable Preferred Director” and, together with the Primary Redeemable Preferred Directors, the “Redeemable Preferred Directors”) and the holder of the Redeemable Preferred Share, voting as a separate class, shall be entitled (subject to Section 6.1 of the Charter, which requires that a majority of the Directors be Independent Directors) to nominate and elect such Additional Redeemable Preferred Directors (by written or electronic consent of the holder of the Redeemable Preferred Share) immediately upon the Board Increase Election without any further action required by the Company or any other Person (and thereafter (i) at each annual meeting for the nomination and/or election of Directors, (ii) at any special meeting of the holder of the Redeemable Preferred Share called for the purpose of electing the Additional Redeemable Preferred Directors or (iii) at any time by written or electronic consent of the holder of the Redeemable Preferred Share).

(c) If any vacancy in the office of a Redeemable Preferred Director elected pursuant to this Section 6 shall occur for any reason (whether due to removal, death, resignation or otherwise), then such vacancy may be filled only pursuant to the procedures set forth in Section 6(a) and Section 6(b), as the case may be.

(d) Any Redeemable Preferred Director elected pursuant to this Section 6 may be removed with or without cause only by the holder of the Redeemable Preferred Share, and the holder of the Redeemable Preferred Share may remove any such Redeemable Preferred Director (i) at any annual meeting for the election of Directors, (ii) at any special meeting of the Redeemable Preferred Director called for the purpose of removing the Redeemable Preferred Director or (iii) at any time by written or electronic consent of the holder of the Redeemable Preferred Share. Redeemable Preferred Directors may not be removed by the holder of any other class or series of Shares, other than the Redeemable Preferred Share. Upon any such removal, the vacancy resulting from such removal may be filled only by the holder of the Redeemable Preferred Share in accordance with the terms of Section 6(c).

(e) Each Redeemable Preferred Director will hold office until the next annual meeting for the election of Directors (unless earlier replaced in accordance with this Section 6), and may be elected to an unlimited number of successive terms; provided, however, if the Redeemable Preferred Share is redeemed pursuant to Section 4, the term of office of all Redeemable Preferred Directors shall terminate and the number of Directors shall be reduced accordingly; provided, further, however, if any Additional Redeemable Preferred Directors have been elected pursuant to Section 6(b) and a CPU Redemption Satisfaction Date occurs while the Redeemable Preferred Share is outstanding, the term of office of such Additional Redeemable Preferred Directors shall terminate and the number of Directors shall be reduced accordingly.

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(f) Without limiting any other provision herein, the holder of the Redeemable Preferred Share is entitled to act by written or electronic consent with respect to any action or vote to be taken with respect to which the holder of the Redeemable Preferred Share is entitled to take action or vote, regardless of whether a meeting has been called, by delivering such written or electronic consent to the Company, which written or electronic consent is automatically effective without any further action required by the holder of the Redeemable Preferred Share, the Company or any other Person. Any such written or electronic consent shall be deemed delivered to the Company and shall be automatically effective without any further action required by the holder of the Redeemable Preferred Share, the Company or any other Person if delivered to the Secretary of the Company and shall be deemed delivered: if by facsimile, when such transmission is confirmed; if by email, upon the sending of such email; if by overnight courier, upon receipt of proof of delivery by such courier; if by hand delivery, upon actual delivery; and if by certified or registered mail, upon return receipt. For the avoidance of doubt, any written or electronic consent shall be effective without: (i) any obligation on the part of the holder of the Redeemable Preferred Share to call a special meeting or any other meeting of the holder of the Redeemable Preferred Share, or any other meeting of the stockholders of the Company, (ii) any required procedures whatsoever relating to any such meeting (including, for the avoidance of doubt, the provisions set forth in the Bylaws relating to the place or calling of or notice, organization and conduct and quorum with respect to any such meeting), or (iii) any obligation on the part of any Person to take any other action in order to render the actions taken by such written or electronic consent immediately effective upon the delivery specified above (including, for the avoidance of doubt, delivering any notice to any Person). Without the consent of at least one Primary Redeemable Preferred Director, the Board of Directors shall not adopt any procedures applicable to the holder of the Redeemable Preferred Share taking any action pursuant to this Section 6 by written or electronic consent. Without limiting the foregoing, the holder of the Redeemable Preferred Share shall be entitled to call a special meeting of the holder of the Redeemable Preferred Share at any time with immediate effect, without notice to the Company or any other Person and without further action required by the holder of the Redeemable Preferred Share, the Company or any other Person; provided that the holder of the Redeemable Preferred Share shall notify the Company of any action taken at any such special meeting within one (1) Business Day of such meeting.

(g) For so long as the Redeemable Preferred Share is outstanding, each committee (which term shall include any subcommittee thereof) of the Board of Directors shall contain at least one (1) Redeemable Preferred Director selected by the holder of the Redeemable Preferred Share; provided, that, with respect to any appointment to (i) any subcommittee established by the compensation committee of the Board of Directors consisting solely of two or more “non-employee” directors within the meaning of Rule 16b-3 under the Exchange Act, in accordance with Rule 16b-3 under the Exchange Act, which has the exclusive purpose and exclusive powers to approve transactions in advance in a manner that satisfies the requirements of Rule 16b-3 under the Exchange Act to render such transaction exempt from liability for purposes of Section 16(b) of the Exchange Act and (ii) the audit committee of the Board of Directors (or any other committee of the Board of Directors which is required, pursuant to the applicable rules of the SEC or any national securities exchange on which any Shares are then listed, to be established), such Redeemable Preferred Director so appointed must also be an Independent Director and shall meet all applicable requirements, with respect to independence and otherwise, of the SEC and any national securities exchange on which any Shares are then listed; provided, further, that if none of the then serving Redeemable Preferred Directors meets all such applicable requirements (including being an Independent Director), then such committee shall contain at least one (1) Approved Independent Director who shall meet all such applicable requirements; provided, further, that this provision shall not prohibit more than one (1) Redeemable Preferred Director or more than one (1) Approved Independent Director being appointed to any committee of the Board of Directors. Notwithstanding the foregoing, any committee of the Board of Directors formed with authority and jurisdiction over the review or approval of transactions or other matters involving, in the reasonable judgment of the Independent Directors (excluding, for this purpose, any Redeemable Preferred Director), a conflict of interest between the Company or one or more of its Subsidiaries, on the one hand, and Brookfield or any of its Affiliates, on the other hand, and which has powers limited exclusively to such review or approval (a “Conflicts Committee”) need not include a Redeemable Preferred Director; provided, that discussions, deliberations, decisions or actions involving the Securities Purchase Agreement, the Limited Partnership Agreement or any other agreement entered into by Brookfield or any of its Affiliates in connection with the transactions contemplated by the Securities Purchase Agreement, including matters pertaining to the rights of Brookfield or any of its Affiliates under such agreements, may be deemed by a majority of the Independent Directors on the Board of Directors (excluding, for this purpose, any Redeemable Preferred Director) not to constitute such a conflict of interest. For so long as the Redeemable Preferred Share is outstanding, the Company shall not make a general delegation of the powers of the Board of Directors to any committee thereof which does not include as a member a Redeemable Preferred Director, other than to a Conflicts Committee in accordance with the terms of this Section 6(g). Furthermore, and notwithstanding anything to the contrary herein, (i) any Redeemable Preferred Director selected by the holder of the Redeemable Preferred Share to serve, or any Approved Independent Director required to serve because a Redeemable Preferred Director is not permitted to serve, pursuant to this Section 6(g) on any committee of the Board of Directors, except with respect to any removal which a majority of the Board of Directors has reasonably determined is necessary in order to maintain such committee’s compliance with all applicable requirements, with respect to independence and otherwise, of the Charter, the SEC and any national securities exchange on which any Shares are then listed, (x) may be removed with or without cause from any committee only by the holder of the Redeemable Preferred Share (a) at any annual meeting for the election of Directors, (b) at any special meeting of the Redeemable Preferred Director called for the purpose of removing the Redeemable Preferred Director or the Approved Independent Director or (c) at any time by written or electronic consent of the holder of the Redeemable Preferred Share and (y) may not be removed from any committee by the holder of any other class or series of Shares or any other Person and (ii) if any vacancy in the office of a Redeemable Preferred Director selected by the holder of the Redeemable Preferred Share pursuant to this Section 6(g) to serve, or any Approved Independent Director required to serve because a Redeemable Preferred Director is not permitted to serve pursuant to this Section 6(g), on any committee shall occur for any reason (whether due to removal, death, resignation or otherwise), then such vacancy may be filled (x) in the case of any vacancy in the office of a Redeemable Preferred Director selected by the holder of the Redeemable Preferred Share pursuant to this Section 6(g) to serve, only by the holder of the Redeemable Preferred Share, and (y) in the case of any vacancy in the office of any Approved Independent Director required to serve because a Redeemable Preferred Director is not permitted to serve pursuant to this Section 6(g), by the Board of Directors, in each case, pursuant to the procedures set forth above in this Section 6(g). For the avoidance of doubt and notwithstanding anything herein or in any other Transaction Document to the contrary, (i) no committee of the Board of Directors or subcommittee thereof which does not have as a member at least one (1) Primary Redeemable Preferred Director may take any action or have any authority with respect to any of the matters set forth in Section 6(i) below and (ii) any committee which does have as a member at least one (1) Primary Redeemable Preferred Director may not take any action with respect to any of the matters set forth in Section 6(i) below without the prior approval of at least one (1) Primary Redeemable Preferred Director as set forth below in Section 6(i).

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(h) For so long as the Redeemable Preferred Share is outstanding, in addition to the rights of the holder of the Redeemable Preferred Share set forth elsewhere in this Section 6, the holder of the Redeemable Preferred Share shall have the right to approve (such approval not to be unreasonably withheld, conditioned or delayed), in connection with the nomination and election of members to the Board of Directors for each annual meeting or any special meeting called for that purpose, two (2) Independent Directors (who, for the avoidance of doubt, shall not include any Redeemable Preferred Director) to be recommended by the Board of Directors or a committee thereof for nomination to the Board of Directors and actually nominated therefor by the Board of Directors (each, an “Approved Independent Director” and collectively, the “Approved Independent Directors”).

(i) Protective Provisions. Notwithstanding anything herein or in any other Transaction Document to the contrary, but subject to Section 9 hereof, so long as the Redeemable Preferred Share is outstanding, the Company shall not, and shall cause each of its Subsidiaries not to, without the prior approval of at least one of the Primary Redeemable Preferred Directors (which approval right may be given at any meeting of the Board of Directors, at any meeting of any committee of the Board of Directors or any subcommittee thereof, at any meeting of the Primary Redeemable Preferred Directors, in respect of any action taken by written or electronic consent thereby or otherwise), in any manner or form, including, but not limited to, by way of delegation of any authority:

(i)	except following the Permitted Redemption Date in connection with a Full Redemption, (A) authorize, create or issue, or increase the number of authorized or issued Equity Interests of the Company or any of its Subsidiaries, (B) create, authorize or issue any obligation or security exchangeable for, convertible into or evidencing the right to purchase any Equity Interests of the Company or any of its Subsidiaries, or (C) effect any recapitalization, reorganization, combination, reclassification, stock-split, reverse stock-split or other similar transaction with respect to any Equity Interests of the Company or any Subsidiary, except, in the case of clauses (A), (B) and (C), for (u) the issuance of Equity Interests to Directors, Company Executive Officers and other key employees of the Company pursuant to the terms of plans approved by the Board of Directors, (v) the issuance of Common Shares upon redemption of OP Units in accordance with the terms of the Limited Partnership Agreement and any relevant exchange agreement, (w) any issuance of OP Units or Convertible Preferred Units required by the terms of the Limited Partnership Agreement, (x) the issuance of Equity Interests in connection with the exercise of preemptive rights in accordance with the Limited Partnership Agreement, (y) the issuance of Convertible Preferred Units in connection with any Follow-On Funding in accordance with the terms of the Securities Purchase Agreement, or (z) the issuance of Common Shares pursuant to any underwritten public offering of Common Shares following a Listing (as defined in the Charter), including without limitation, “at-the-market” equity distribution programs and underwritten “bought deals”;

(ii)	amend, alter, repeal, supplement, waive or grant any consent under (or recommend that the Company’s stockholders amend, alter, repeal, supplement, waive or grant any consent under) any provisions of the Charter or the Bylaws or amend, alter or repeal the Limited Partnership Agreement (except (x) amendments to document transfers made in accordance with Article 11 of the Limited Partnership Agreement and (y) amendments to the Limited Partnership Agreement to reflect the rights of the Operating Partnership pursuant to Section 15.14(d) of the Limited Partnership Agreement) or any other governing instrument or constitutional document of any Subsidiary of the Company, whether by merger, consolidation, transfer or conveyance of all or substantially all of the assets of the Company or any of its Subsidiaries or otherwise, or interpret the Charter or Bylaws or any of the terms of the Redeemable Preferred Share or the rights of the holder of the Redeemable Preferred Share in a manner that would be adverse to the holder of the Redeemable Preferred Share (except (A) to the extent required under the Framework Agreement to waive the application of the Aggregate Share Ownership Limit (as defined in the Charter) to American Realty Capital Hospitality Advisors, LLC, American Realty Capital Hospitality Properties, LLC, American Realty Capital Hospitality Grace Portfolio, LLC and their respective Affiliates and (B) in connection with a transaction that constitutes a Fundamental Sale Transaction resulting in a Full Redemption);

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(iii)	except following the Permitted Redemption Date in connection with a Full Redemption, incur, assume, guarantee (or permit any Subsidiary of the Company to incur, assume or guarantee) or enter into or materially amend (or permit any Subsidiary of the Company to enter into or materially amend) any agreement, contract, commitment or other obligation to incur, assume or guarantee, any Indebtedness, except for any such action (A) to refinance or extend Indebtedness existing as of the Issue Date or Indebtedness approved pursuant to this Section 6(i)(iii) (or any Indebtedness incurred in refinancing any such Indebtedness in accordance with this Section 6(i)(iii)) in a principal amount not greater than the amount to be refinanced and on terms no less favorable to the Company (or its applicable Subsidiary) than those contained in such existing Indebtedness with respect to guarantees, interest rate, affirmative and negative covenants, non-recourse nature of debt, security and creation or permission of any Lien or encumbrance on any Property or asset of the Company or any of its Subsidiaries or any other material term (and unless, in each case, such otherwise permitted refinancing would result in other than de minimis prepayment penalties, de minimis make whole premiums and other customary fees with respect to such Indebtedness) or (B) as specifically set forth in the Annual Business Plan;

(iv)	engage in any transaction, whether effected directly or indirectly, between the Company or any of its Subsidiaries, on the one hand, and (A) the Company’s or its Subsidiaries’ respective directors or Executive Officers and any Family Members or Affiliates of the foregoing or (B) American Realty Capital Hospitality Advisors, LLC, American Realty Capital Hospitality Properties, LLC, American Realty Capital Hospitality Grace Portfolio, LLC or any of their respective Affiliates, directors or Executive Officers and any Family Members or Affiliates of the foregoing;

(v)	except following the Permitted Redemption Date in connection with a Full Redemption, sell or dispose of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, unless such sale or disposition would constitute a Fundamental Sale Transaction resulting in a Full Redemption;

(vi)	take any corporate action in the furtherance of, or suffer to exist, any of the following:

(A)	the commencement by the Company or any of its Subsidiaries of a voluntary case or proceeding under any applicable Bankruptcy Law or any other case or proceeding to be adjudicated bankrupt or insolvent;

(B)	the consent by the Company or any of its Subsidiaries to the entry of a decree or order for relief in respect of the Company or such Subsidiary in an involuntary case or proceeding under any applicable Bankruptcy Law or to the commencement of any bankruptcy or insolvency case or proceeding against it;

(C)	the filing of a petition or answer or consent by the Company or any of its Subsidiaries seeking reorganization or relief under any applicable federal or state law;

(D)	the Company or any of its Subsidiaries:

(1)	consenting to the filing of such petition or the appointment of, or taking possession by, a custodian, receiver (other than a receiver appointed in connection with a foreclosure of a Property owned by the Company or a Subsidiary thereof), liquidator, assignee, trustee, sequestrator or similar official of the Company or such Subsidiary or of any substantial part of its Property;

(2)	making an assignment for the benefit of creditors; or

(3)	admitting in writing its inability to pay its debts generally as they become due, other than as a result of the failure of a Subsequent Closing to occur.

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(vii)	declare, authorize, make, pay or set aside for payment any dividends or other distributions on any Shares or any Equity Interests of a Subsidiary of the Company, except for (A) dividends or other distributions (including cash and payment-in-kind dividends or other distributions) in respect of the Convertible Preferred Units pursuant to the terms of the Limited Partnership Agreement, (B) cash distributions equal to or less than $0.525 per annum per OP Unit (as adjusted after the Issue Date in accordance with the terms of the Limited Partnership Agreement), (C) cash dividends per Common Share in an amount equal to cash distributions per OP Unit permitted pursuant to clause (B) above, (D) dividends or other distributions required by either (1) the Amended and Restated Limited Liability Company Agreement of ARC Hospitality Portfolio I Holdco, LLC, dated February 27, 2015, among American Realty Capital Hospitality Portfolio Member, LP, W2007 Equity Inns Senior Mezz, LLC and William G. Popeo and (2) the Amended and Restated Limited Liability Company Agreement of ARC Hospitality Portfolio II Holdco, LLC, dated February 27, 2015, among American Realty Capital Hospitality Portfolio Member, LP, W2007 Equity Inns Partnership, L.P., W2007 Equity Inns Trust and William G. Popeo, (E) dividends or other distributions by a Subsidiary of the Company (other than the Operating Partnership) to the Operating Partnership or to any wholly owned Subsidiary of the Operating Partnership and (F) pro rata distributions to the equityholders of BSE/AH Blacksburg Hotel, L.L.C. and BSE/AH Blacksburg Hotel Operator, L.L.C.;

(viii)	redeem, purchase, subscribe for or otherwise acquire any outstanding Shares or GP Units (as defined in the Limited Partnership Agreement), OP Units or any other Equity Interests of the Operating Partnership or any direct or indirect non-wholly owned Subsidiary, joint venture or minority investment of the Company, except for (A) redemptions of Convertible Preferred Units or OP Units in accordance with the terms of the Limited Partnership Agreement, (B) the repurchase or other acquisition of Equity Interests of the Company or any of its Subsidiaries from employees, former employees, directors or former directors of the Company or any of its Subsidiaries (or permitted transferees of such employees, former employees, directors or former directors), to the extent either (1) required (as to amount, price and timing) pursuant to the terms of the agreements (including employment agreements) or plans (or amendments thereto) approved by the Board of Directors (or any compensation committee of the Board of Directors established pursuant to applicable rules of the SEC or any national securities exchange on which any Shares are then listed) under which such individuals purchase or sell, or are granted the option to purchase or sell, any Equity Interests or (2) specifically set forth in the Annual Business Plan and (C) with respect to any joint venture or minority investment of the Company, to the extent required pursuant to the terms of the organizational documents of such entity;

(ix)	adopt any Annual Business Plan or amend or make any modifications thereto or fail to comply with the provisions of Section 6(j);

(x)	(A) hire, promote, terminate (except for terminations for cause) the employment of or otherwise change in any material way the reporting line, title, role, duties or responsibilities of a Key Person, (B) with respect to a Key Person, (1) grant or commit to grant any material increase in salary, target incentive compensation opportunity (whether annual, short-term or long-term incentive compensation), retention, severance or other post-employment, pension, profit sharing, retirement, insurance or other compensation or benefits or terminate, amend, suspend or establish any compensation or employee benefit plans, programs or arrangements, except for broad-based plans, programs or arrangements that do not discriminate, in scope, terms or operation, in favor of Key Persons, and that are generally available to employees, or (2) determine the amount payable with respect to any incentive compensation, or (C) amend, modify or grant a waiver of reimbursement amounts paid or to be paid to the Company by any Subsidiary of the Company for amounts paid or to be paid with respect to any Key Person, except, in the case of clauses (A), (B) or (C), (i) to the extent specifically set forth in the Annual Business Plan, (ii) to the extent required by any agreements (including employment agreements) or plans (or amendments thereto) approved by the Board of Directors (or any compensation committee of the Board of Directors established pursuant to applicable rules of the SEC or any national securities exchange on which any Shares are then listed) in a manner consistent with this Section 6(i)(x) or the Securities Purchase Agreement, or (iii) for reimbursements of expenses in the ordinary course of business and consistent with policies of the Company then in effect;

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(xi)	make any acquisition (including by merger) of the Equity Interests or assets of any other Person, except (A) pursuant to the Real Estate Purchase and Sale Agreement, dated June 2, 2015, by and among Summit Hotel OP, LP and certain related sellers and American Realty Capital Hospitality Portfolio SMT, LLC, as amended pursuant to that certain letter agreement dated as of July 15, 2015, that certain letter agreement dated as of August 21, 2015, that certain letter agreement dated as of October 20, 2015, that certain extension notice dated as of October 26, 2015, that certain Termination Agreement dated as of December 29, 2015, that certain reinstatement agreement dated as of February 11, 2016, that certain letter agreement dated as of December 30, 2016, that certain letter agreement dated as of January 10, 2017 and that certain letter agreement dated as of January 12, 2017, and (B) pursuant to transactions for consideration of less than $10,000,000 for any single transaction or series of related transactions so long as all such transactions do not exceed $100,000,000 in the aggregate in any 12-month period;

(xii)	except following the Permitted Redemption Date in connection with a Full Redemption, sell or dispose of any assets (whether directly or indirectly) held by the Company or by any Subsidiary of the Company (A) for consideration greater than $25,000,000 for any single transaction or series of related transactions during any 12 month period (other than transactions specifically set forth in the Annual Business Plan), (B) for consideration greater than $100,000,000 in the aggregate for all such transactions during any 12 month period (other than transactions specifically set forth in the Annual Business Plan), (C) if such sale or disposition would be reasonably likely to result in a breach of any debt maintenance covenant in any agreement governing the Indebtedness of the Company or any Subsidiary of the Company, or (D) if such sale or disposition would, as reasonably determined by the holder of the Redeemable Preferred Share, create a risk of liability for a tax described in Section 857(b)(6) of the Code for any Affiliate of Brookfield that directly or indirectly holds an interest in the Convertible Preferred Units; provided, however, that the Company and the holder of the Redeemable Preferred Share will cooperate to determine the existence of a risk of liability for a tax described in Section 857(b)(6) of the Code for any Affiliate of Brookfield that directly or indirectly holds an interest in the Convertible Preferred Units and shall use reasonable best efforts to structure such sale or disposition in a manner that would not give rise to such a tax (for the avoidance of doubt, the restrictions contained in this 6(i)(xii) shall not limit or otherwise restrict the ability of the Company or any of its Subsidiaries to market (but not sell, except as may be permitted during a Suspension Period) any of the Marketed Properties pursuant to the terms of the Securities Purchase Agreement);

(xiii)	permit the Company to enter into or conduct any business (whether directly or indirectly), other than (A) the ownership, acquisition and disposition of interests in the Operating Partnership; (B) the management of the business of the Operating Partnership; (C) the operation of the Company as a reporting company with a class of securities registered under the Exchange Act; and (D) such activities as are incidental to the performance of (A), (B) or (C);

(xiv)	enter into any settlement, payment, discharge, comprise or satisfaction of any Action except for Actions involving solely monetary damages not exceeding $500,000 individually or $1,000,000 in the aggregate during any twelve (12) month period (excluding, in the case of ordinary course claims arising out of the operation of the Properties, amounts reasonably expected to be recovered by the Company or its Subsidiaries under insurance);

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(xv)	except for deferrals or other modifications of property improvement plans agreed to by the applicable franchisor under the applicable franchise agreement made in the ordinary course of the Company’s business (provided, that (1) no such deferral or modification results in a default by the Company (or any applicable Subsidiary of the Company) under the applicable franchise agreement and (2) no such modification will or would reasonably be expected to increase (inclusive of any increases that constitute Permitted Variances) the cost of such property improvement plans by more than ten percent (10%) in the aggregate above the cost for such property improvement plans set forth in the applicable franchise agreement or Annual Business Plan), enter into, amend or modify in any material respect, waive or release any material rights under, assign any material rights or terminate in advance of the applicable scheduled termination date (or consent to or approve any of the foregoing with respect to) any (A) material joint venture, partnership or other related arrangement, (B) management agreement, franchise agreement, ground lease agreement or other material lease agreement, (C) agreement with any external representative, agent or advisor with respect to all or any portion of the management functions of the Company or any of its Subsidiaries or (D) collective bargaining agreement or contracts with any labor union, to the extent any such entrance into, amendment, modification, waiver or release would cause the Company or any of its Subsidiaries or any equityholders of the Company or any of its Subsidiaries to become subject to the terms thereof or result in any material liability to the Company or any of its Subsidiaries or the equityholders of the Company or any of its Subsidiaries;

(xvi)	increase or decrease the authorized number of Directors, except pursuant to this Section 6 of these Articles Supplementary;

(xvii)	nominate or appoint any Director (other than a Redeemable Preferred Director) who is not an Independent Director;

(xviii)	opt into Section 3-803, Section 3-804(a), Section 3-804(b) or Section 3-805 of the Maryland General Corporation Law;

(xix)	take any action indirectly, whether through the Operating Partnership, any other Subsidiary or otherwise, which, if taken directly by the Company, would be prohibited by this Section 6(i);

(xx)	nominate or appoint the chairman of the Board of Directors of the Company; or

(xxi)	agree or commit (in writing or otherwise) to do any of the foregoing.

Notwithstanding the foregoing, the Company shall, upon the written advice of reputable, nationally recognized external legal counsel, be permitted to take such actions as are reasonably necessary to (x) maintain the Company’s status as a “real estate investment trust” complying with the requirements of Sections 856 through 860 of the Code and the Regulations thereunder or (y) ensure that the Company is not classified as an “investment company” under the Investment Company Act of 1940, as amended, which actions shall not require the approval of a Primary Redeemable Preferred Director; provided, that the Company shall provide the holder of the Redeemable Preferred Share with written notice five (5) Business Days prior to the date of taking any such actions.

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(j) Approval of Annual Business Plan. The Company shall deliver to each of the Redeemable Preferred Directors (i) not later than November 30 of each fiscal year, a draft of the proposed Annual Business Plan for the Company and its Subsidiaries for the next fiscal year and (ii) not later than December 15 of each fiscal year, a final copy of the proposed Annual Business Plan for the Company and its Subsidiaries for the next fiscal year, in each case which Annual Business Plan shall include the items set forth in Exhibit J of the Securities Purchase Agreement. The Company will promptly respond to any questions from the Redeemable Preferred Directors with respect to the proposed Annual Business Plan. Each Redeemable Preferred Directors will have ten (10) Business Days from the date of his/her receipt of the final copy of the proposed Annual Business Plan to review such proposed Annual Business Plan, which each Redeemable Preferred Director shall be entitled to approve or reject in his/her sole discretion. Approval of the Annual Business Plan shall require the approval of the Board of Directors, including the approval of at least one (1) of the Primary Redeemable Preferred Directors. If the proposed Annual Business Plan (or any portion thereof) is rejected, the Company and the Redeemable Preferred Directors will work in good faith to resolve the objections, but until such objections are resolved, the Company shall continue to operate in accordance with the Annual Business Plan then in effect for the prior fiscal year (except, with respect to any portions of such proposed Annual Business Plan which have been approved in accordance with this Section 6(j), the Company shall operate in accordance with such approved portions); provided, however, that the Company shall not be permitted (a) to make any acquisitions, sales or dispositions of assets approved in the prior fiscal year’s Annual Business Plan that were not consummated within such prior fiscal year or (b) to make any capital expenditures that were approved in the prior fiscal year’s Annual Business Plan but not paid for during such prior fiscal year, in each case, until a new Annual Business Plan has been approved in accordance with this Section 6(j); provided, further, that the Company and its Subsidiaries shall be permitted to pay mandatory expenditures in respect of Indebtedness, taxes, insurance and other expenses that are required under contractual commitments that the Company or any of its Subsidiaries is subject to including, without limitation, continued performance under contractually required property improvement plans (without any expansion in scope or increase in cost of such property improvement plans by more than ten percent (10%) in the aggregate above the cost for such property improvement plans set forth in the applicable Annual Business Plan (inclusive of any increases that constitute Permitted Variances)) (i) that were specifically approved in the prior fiscal year’s Annual Business Plan or (ii) are specifically required to be reserved for or completed under any Indebtedness with respect to which the Company or a Subsidiary of the Company is a party or a Property owned by a the Company or a Subsidiary of the Company is subject to. The Company shall deliver to each of the Redeemable Preferred Directors (i) not later than November 30 of each fiscal year, a draft business plan for the Company and its Subsidiaries for the next five (5) fiscal years and (ii) not later than December 15 of each fiscal year, a final copy of the proposed business plan for the Company and its Subsidiaries for the next five (5) fiscal years.

(k)  Notwithstanding any other provision in the Charter (including these Articles Supplementary), the affirmative vote or consent of the Board of Directors (taken or provided in accordance with the terms of the Charter (including these Articles Supplementary) and the Bylaws) shall be required for the Company or any of its subsidiaries to take any of the actions set forth in Section 6(i) and Section 6(j).

Section 7. Reporting Obligations. The Company and its Subsidiaries shall be required to deliver certain information with respect to the Company and its Subsidiaries to the holder of the Redeemable Preferred Share and to each of the Redeemable Preferred Directors in accordance with Section 10.19 of the Securities Purchase Agreement and Exhibit M thereto.

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Section 8. Corporate Opportunities. The Company hereby renounces any interest or expectancy of the Company or any Affiliate of the Company in, or in being offered an opportunity to participate in, any and all business opportunities that are presented to the holder of the Redeemable Preferred Share or its Affiliates (including, without limitation, any representative or Affiliate of such holder of Redeemable Preferred Share serving on the Board of Directors or the board of directors or other governing body of any Affiliate of the Company) or any of such holder’s or its Affiliates’ directors, Executive Officers, employees, agents, representatives, incorporators, stockholders, equityholders, controlling persons, principals, managers, advisors, managing members, members, general partners, limited partners or portfolio companies (collectively, the “Investor Parties”). Without limiting the foregoing renunciation, the Company on behalf of itself and its Affiliates (a) acknowledges that the Investor Parties are or may be in the business of making investments in, and have or may have investments in, other businesses similar to and that may compete with the businesses of the Company or its Affiliates (“Competing Businesses”) and (b) agrees that the Investor Parties shall have the unfettered right to make investments in or have relationships with Competing Businesses independent of their investments in the Company. By virtue of an Investor Party holding Shares or any other Equity Interests of the Company or any Affiliate of the Company or by having persons designated by or affiliated with such Investor Party serving on or observing at meetings of any of the Board of Directors, any committee thereof or otherwise, no Investor Party shall have any obligation to the Company, any of its Affiliates or any other holder of Shares or other Equity Interests of the Company or any Affiliate of the Company to refrain from competing with the Company or any of its Affiliates, making investments in or having relationships with Competing Businesses, or otherwise engaging in any commercial activity and none of the Company, any of its Affiliates or any other holder of Shares or other Equity Interests of the Company or any Affiliate of the Company shall have any right with respect to any investment or activities undertaken by such Investor Party. Without limitation of the foregoing, each Investor Party may engage in or possess any interest in other business ventures of any nature or description, independently or with others, similar or dissimilar to the business of the Company or any of its Affiliates, and none of the Company, any of its Affiliates or any other holder of Shares or other Equity Interests of the Company or any Affiliate of the Company shall have any rights or expectancy by virtue of such Investor Parties’ relationships with the Company or any Affiliate of the Company, or otherwise in and to such independent ventures or the income or profits derived therefrom; and the pursuit of any such ventures, even if such interest is in a Competing Business, shall not for any purpose be deemed wrongful or improper. No Investor Party shall be obligated to present any particular investment or other opportunity to the Company or its Affiliates even if such opportunity is of a character that, if presented to the Company or such Affiliates, could be taken by the Company or such Affiliate, provided such opportunity shall not have been expressly offered to such person in writing in his or her capacity as a director of the Company. Each Investor Party shall continue to have the right for its own respective account or to recommend to others any such particular investment or other opportunity. Notwithstanding the foregoing, in the event that a Redeemable Preferred Director who is also a director, officer or employee of an Investor Party acquires knowledge of a potential transaction or other matter which may be a business opportunity for both the Company and such Investor Party, such Redeemable Preferred Director shall act in a manner consistent with the following policy: A business opportunity offered to any Redeemable Preferred Director who is also a director, officer or employee of an Investor Party shall belong to the Company only if such opportunity is expressly offered to such Redeemable Preferred Director in writing in his or her capacity as a director of the Company, and otherwise shall belong to such Investor Party. Without limiting the foregoing, no act or omission by an Investor Party (other than a breach by a Redeemable Preferred Director of the policy set forth in the preceding sentence) for or on behalf of itself or another Investor Party in and of itself shall be considered to be the usurpation of a corporate opportunity by reason of such Investor Party being an equityholder of the Company or any Affiliate of the Company or being an officer or employee of the Company or any Affiliate of the Company.

Section 9. Suspension Period.

(a) During any Suspension Period, the AS Suspended Rights shall be suspended automatically and without further action required by the Company or any other Person.

(b) Upon the termination of such Suspension Period, the AS Suspended Rights shall automatically be reinstated in full without further action required by the Company or any other Person, provided that actions taken by the Company hereunder that would have required the approval of a Primary Redeemable Preferred Director but for the application of the Suspension Period shall not be invalidated to the extent such actions cannot be repudiated or reversed without significant harm, cost or expense to the Company and its Subsidiaries, taken as a whole, or deemed a default or other violation of these Articles Supplementary.

(c) For the avoidance of doubt, if a court of competent jurisdiction determines, in a final and non-appealable judgment, that a Funding Failure has not occurred, without limiting any other remedy that Brookfield, any of its Affiliates or any Class C Unit Holder may have pursuant to these Articles Supplementary or the other Transaction Documents, and without duplication of any amounts paid by the Company or the Operating Partnership in respect thereof pursuant to any of the other Transaction Documents, Brookfield, its Affiliates and the Class C Unit Holders, as applicable, shall be entitled to recover from the Company actual damages incurred (which shall include consequential damages to the extent they were the natural, probable and reasonably foreseeable consequence of the actions taken by the Company with respect to such election) arising from or in connection with the election of the Company to pursue its remedies under Section 11.6(b) of the Securities Purchase Agreement.

(d) If a Funding Failure Final Determination occurs and Brookfield shall not have consummated the applicable Subsequent Closing within ten (10) Business Days of such Funding Failure Final Determination, then on the eleventh (11th) Business Day following such Funding Failure Final Determination, the Company shall be entitled to redeem the Redeemable Preferred Share at par value, all of the rights of the Redeemable Preferred Directors under Section 6(i) and Section 6(j) shall be terminated automatically without further action by the Company or any other Person and the holder of the Redeemable Preferred Share shall cause each of the Redeemable Preferred Directors to resign from the Board of Directors.

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(e) For the avoidance of doubt, notwithstanding any suspension of the approval rights of the Redeemable Preferred Directors set forth in Section 6(i) and Section 6(j) pursuant to Section 9(a), each of the Redeemable Preferred Directors shall be entitled during the Suspension Period to continue to serve as a Director and to the rights applicable to Directors generally (including, without limitation, indemnification and limitation of liability) in the Charter, including these Articles Supplementary, or the Bylaws; provided, that the Redeemable Preferred Directors shall not have a vote on any matter to the extent it would require the exercise of any AS Suspended Rights.

Section 10. Severability. If any rights, voting powers, or other qualifications or terms or conditions of redemption or other terms and conditions of the Redeemable Preferred Share set forth in the Charter, including these Articles Supplementary, are invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other rights, voting powers or other qualifications or terms or conditions of redemption or other terms and conditions of the Redeemable Preferred Share set forth in the Charter, including these Articles Supplementary, which can be given effect without the invalid, unlawful or unenforceable provision thereof shall, nevertheless, remain in full force and effect and no rights, voting powers, or other qualifications or terms or conditions of redemption or other terms and conditions of the Redeemable Preferred Share herein set forth shall be deemed dependent upon any other provision thereof unless so expressed therein.

Section 11. Status of Redeemable Preferred Share. In the event the Redeemable Preferred Share is redeemed or repurchased by the Company, the share so redeemed or otherwise repurchased shall become an authorized but unissued Preferred Share without further designation as to class or series, available for future classification or reclassification by the Board of Directors and issuance by the Company.

Section 12. Transferability. The Redeemable Preferred Share shall not be transferable, except to an Affiliate of Brookfield, so long as after giving effect to such transfer, such Affiliate continues to be an Affiliate of Brookfield.

Section 13. Redeemable Preferred Share Subtitle 8 Opt-Out. Under a power contained in Section 3-802(c) of the Maryland General Corporation Law, the Company, by resolution of the Board of Directors, prohibited the Company from electing to be subject to Section 3-804 of the Maryland General Corporation Law with respect to any Redeemable Preferred Director (e.g., with respect to the removal of any Redeemable Preferred Director, with respect to the number of Redeemable Preferred Directors and with respect to any vacancy in the office of a Redeemable Preferred Director) (the “Preferred Share Opt-Out”). The resolution provides that the foregoing prohibition may not be amended, altered or repealed unless the amendment, alteration or repeal of such prohibition is approved by the holder of the Redeemable Preferred Share. The Preferred Share Opt-Out has been approved by the Board of Directors in the manner and by the vote required by law. For the avoidance of doubt, the Preferred Share Opt-Out shall in no manner alter, amend or rescind the election made by the Company to be subject to Section 3-804(c) of the Maryland General Corporation Law pursuant to the Initial Articles Supplementary (as defined in the Securities Purchase Agreement).

THIRD: The Redeemable Preferred Share has been classified and designated by the Board of Directors under the authority contained in the Charter.

FOURTH: These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.

FIFTH: The undersigned officer of the Company acknowledges these Articles Supplementary to be the corporate act of the Company and, as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of such officer’s knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the Company has caused these Articles Supplementary to be executed under seal in its name and on its behalf by its President and Chief Executive Officer and attested to by its Chief Financial Officer, Treasurer and Secretary on this 31st day of March, 2017.

ATTEST:	HOSPITALITY INVESTORS TRUST, INC.

/s/ Edward T. Hoganson	By:	/s/ Jonathan P. Mehlman	(SEAL)
Name: Edward T. Hoganson	Name: Jonathan P. Mehlman
Title: Chief Financial Officer, Treasurer and Secretary	Title: President and Chief Executive Officer